Consent of Independent Registrered Public Accounting Firm

To the Board of Directors of Avrupa Minerals Ltd. (‘the Company’)

We consent to the inclusion in the Company’s Registration Statement on Form 20-F/A#3 (Filed effective October 24, 2012) (‘the Statement’) of our report dated April 25, 2012 with respect to the consolidated statements of financial position of the Company as at December 31, 2011, December 31, 2010 and April 30, 2010 and the Company’s consolidated statements of comprehensive loss, changes in equity and cash flows for the year ended December 31, 2011, the eight month period ended December 31, 2010 and the year ended April 30, 2010. Such statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We also consent to the inclusion in the Statement of our report dated August 3, 2010 with respect to the statements of financial position of the Company as at April 30, 2010 and 2009 and the Company’s consolidated statements of comprehensive loss, changes in equity and cash flows for each of the years then ended.  These statements were also prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

CHARTERED ACCOUNTANTS

Vancouver, BC

October 24, 2012